Exhibit 99.1

Contact:     Thomas S. Elley

334-636-5424

UNITED SECURITY BANCSHARES, INC. REPORTS

FIRST QUARTER RESULTS

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Reports First Quarter Loan Growth and Continued Reductions in Non-Performing Assets

THOMASVILLE, AL (April 29, 2016) -- United Security Bancshares, Inc. (Nasdaq: USBI) (the “Company”) today reported net income of $0.3 million, or $0.05 per diluted share, for the quarter ended March 31, 2016. The results represent a decrease of $0.02 per share compared to the prior quarter and a decrease of $0.08 per share compared to the first quarter of 2015.

First Quarter Highlights

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Loan growth - Net loans increased $8.5 million, or 13.3% on an annualized basis, compared to December 31, 2015. The growth in loans was driven by increases at the Company’s banking subsidiary, First US Bank (“FUSB” or the “Bank”), which grew net loans by $9.8 million. This growth was partially offset by seasonal decreases at the Bank’s finance company subsidiary, Acceptance Loan Company (“ALC”), of approximately $1.2 million.

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Asset quality improvement - Non-performing assets decreased by $0.5 million during the first quarter to $8.6 million as of March 31, 2016. Non-performing assets as a percentage of total assets were reduced to 1.50% as of March 31, 2016, compared to 1.59% as of December 31, 2015 and 2.27% as of March 31, 2015.

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Branch expansion - During the first quarter, the Bank executed on initiatives to expand its presence in contiguous metropolitan markets by purchasing, for branch expansion, a parcel of land located along U.S. Highway 280 in the Birmingham, Alabama metropolitan area. It is expected that construction of a 40,000 square-foot office complex on the site will begin during the second quarter of 2016. In addition to a retail branch, the office complex will house the Bank’s Birmingham-based commercial lending team, as well as certain of the Bank’s executive officers. Approximately 25% of the square footage of the office complex will be utilized by the Bank, with the remainder to be leased to commercial tenants. It is expected that the office complex will be operational by mid-2017. Until the new branch becomes operational, the Birmingham commercial lending team will be housed at a newly-opened loan production office in Mountain Brook, Alabama.

“We are pleased to report a second consecutive quarter of loan growth, continued improvement in asset quality, and forward movement in expanding the Bank’s presence in the Birmingham area” said James F. House, President and Chief Executive Officer of United Security Bancshares, Inc. “The expansion of our presence in a larger metropolitan market is a significant milestone in our efforts to grow the Bank’s commercial loan portfolio.”

“Although we have experienced solid growth in the Bank’s loan portfolio during the last two quarters, earnings remain constrained. At both the Bank and ALC, management has focused intently over the past several years on problem asset resolution. We have sacrificed some volume and yield as a result of these efforts; however, we believe that we have substantially improved the health of our balance sheet and are now well-positioned for growth at both entities. We are also optimistic that the steps we have taken to open a new branch in Tuscaloosa during the fourth quarter of 2015, and now to expand our presence in Birmingham, will significantly enhance the Bank’s opportunities to grow its commercial lending portfolio with high quality assets,” continued Mr. House.

Results of Operations

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Pre-provision net interest income totaled $6.7 million in the first quarter of 2016, compared to $7.0 million in the prior quarter and $6.7 million in the first quarter of 2015. The decrease compared to the prior quarter was primarily attributable to seasonal reductions in loan volume at ALC and, to a lesser extent, reduction in yield at both the Bank and ALC as management continued efforts to reduce exposure to loans with higher credit risk.

USBI Reports First Quarter Results

April 29, 2016

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The provision for loan losses totaled $0.2 million in the first quarter of 2016, compared to $0.4 million in the fourth quarter of 2015 and a negative provision (reduction in reserve) of $0.2 million in the first quarter of 2015. The increases in loan loss provisions during the last two quarters have resulted primarily from growth in FUSB’s loan portfolio.

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Non-interest income totaled $1.0 million in the first quarter of 2016, compared to $1.2 million in the prior quarter and $1.3 million in the first quarter of 2015. The decrease compared to both prior quarters resulted primarily from gains on sale or prepayment of securities that occurred in 2015 and that were not repeated in the first quarter of 2016.

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Non-interest expense totaled $7.1 million in the first quarter of 2016, remaining relatively consistent with the results in previous quarters, which totaled $7.2 million in the fourth quarter of 2015 and $7.0 million in the first quarter of 2015.

Balance Sheet Management

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Net loans increased to $264.0 million as of March 31, 2016, compared to $255.4 million as of December 31, 2015. The loans were funded through the Bank’s available cash balances. In addition, the Bank funded the purchase of land in the Birmingham area, as discussed above, from available cash balances. The purchase price totaled approximately $3.0 million. Total cash and cash equivalents were reduced to $30.5 million as of March 31, 2016, compared to $44.1 million as of December 31, 2015.

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Investment securities were maintained at consistent levels during the first quarter of 2016, totaling $231.5 million as of March 31, 2016, compared to $231.2 million as of December 31, 2015. In addition, the Company held $3.0 million in federal funds sold as of March 31, 2016. No amounts were held in federal funds sold as of December 31, 2015. The investment securities portfolio and federal funds sold serve to both enhance interest income and provide additional sources of liquidity.

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Deposit levels increased $6.2 million during the first quarter, totaling $485.5 million as of March 31, 2016, compared to $479.3 million as of December 31, 2015. In addition to deposits, the Bank maintains significant external sources of liquidity, including access to funding through federal funds lines, Federal Home Loan Bank advances and brokered deposits.

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Shareholders’ equity increased to $77.7 million, or $12.87 per common share, at March 31, 2016, compared to $76.3 million, or $12.65 per common share, at December 31, 2015. The increase in shareholders’ equity resulted from continued growth in retained earnings, increases in other comprehensive income related to changes in the fair value of investment securities available-for-sale, and the classification of accruals for deferred compensation in equity.

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The Bank maintained capital ratios at a higher level than the ratios required to be considered a “well-capitalized” institution under applicable regulations. As of March 31, 2016, the Bank’s common equity Tier 1 capital and Tier 1 risk-based capital ratios were 21.66%, its total capital ratio was 22.67%, and its Tier 1 leverage ratio was 12.76%.

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The Company declared a cash dividend of $0.02 per share on its common stock in the first quarter of 2016. This amount is consistent with the Company’s quarterly dividend declarations for each quarter of 2015.

About United Security Bancshares, Inc.

United Security Bancshares, Inc. is a bank holding company that operates twenty-one banking offices in Alabama through First US Bank. In addition, the Company’s operations include Acceptance Loan Company, Inc., a consumer loan company, and FUSB Reinsurance, Inc., an underwriter of credit life and credit accident and health insurance policies sold to the Bank’s and ALC’s consumer loan customers. The Company’s stock is traded on the Nasdaq Capital Market under the symbol “USBI.”

USBI Reports First Quarter Results

April 29, 2016

Forward-Looking Statements

This press release contains forward-looking statements, as defined by federal securities laws. Statements contained in this press release that are not historical facts are forward-looking statements. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. The Company undertakes no obligation to update these statements following the date of this press release, except as required by law. In addition, the Company, through its senior management, may make from time to time forward-looking public statements concerning the matters described herein. Such forward-looking statements are necessarily estimates reflecting the best judgment of the Company’s senior management based upon current information and involve a number of risks and uncertainties. Certain factors that could affect the accuracy of such forward-looking statements are identified in the public filings made by the Company with the Securities and Exchange Commission, and forward-looking statements contained in this press release or in other public statements of the Company or its senior management should be considered in light of those factors. Specifically, with respect to statements relating to loan demand, growth and earnings potential, geographic expansion and the adequacy of the allowance for loan losses for the Company, these factors include, but are not limited to, the rate of growth (or lack thereof) in the economy generally and in the Bank’s and ALC’s service areas, the availability of quality loans in the Bank’s and ALC’s service areas, the relative strength and weakness in the consumer and commercial credit sectors and in the real estate markets and collateral values. There can be no assurance that such factors or other factors will not affect the accuracy of such forward-looking statements.

USBI Reports First Quarter Results

April 29, 2016

UNITED SECURITY BANCSHARES, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA – LINKED QUARTERS

(Dollars in Thousands, Except Per Share Data)

	Quarter Ended
	2016	2015
	March 31,	December 31,	September 30,	June 30,	March 31,

Results of Operations:
Interest income	$7,196	$7,513	$7,328	$7,735	$7,321
Interest expense	535	549	561	565	614
Net Interest income	6,661	6,964	6,767	7,170	6,707
Provision (reduction in reserve) for loan losses	167	415	(78)	45	(166)
Net interest income after provision (reduction in reserve) for loan losses	6,494	6,549	6,845	7,125	6,873
Non-interest income	989	1,176	996	1,068	1,291
Non-interest expense	7,066	7,203	7,090	7,107	6,977
Income before income taxes	417	522	751	1,086	1,187
Provision for income taxes	100	81	207	312	351
Net income	$317	$441	$544	$774	$836

Per Share Data:
Basic net income per share	$0.05	$0.07	$0.09	$0.13	$0.14
Diluted net income per share	$0.05	$0.07	$0.09	$0.12	$0.13
Dividends declared	$0.02	$0.02	$0.02	$0.02	$0.02

Period-End Balance Sheet:
Total assets	$575,582	$575,782	$548,537	$560,650	$564,882
Loans, net of allowance for loan losses	263,975	255,432	237,715	244,993	239,218
Allowance for loan losses	3,375	3,781	4,345	5,008	5,401
Investment securities, net	231,466	231,202	239,009	246,176	249,864
Total deposits	485,537	479,258	463,266	471,141	475,288
Long-term debt	5,000	5,000	-	5,000	5,000
Total shareholders’ equity	77,727	76,316	76,283	75,783	75,745

Performance Ratios:
Return on average assets (annualized)	0.22%	0.31%	0.39%	0.55%	0.59%
Return on average equity (annualized)	1.65%	2.28%	2.84%	4.09%	4.47%

Asset Quality:
Allowance for loan losses as % of loans	1.26%	1.46%	1.80%	2.00%	2.21%
Nonperforming assets as % of total assets	1.50%	1.59%	1.98%	1.96%	2.27%

USBI Reports First Quarter Results

April 29, 2016

UNITED SECURITY BANCSHARES, INC. AND SUBSIDIARIES

INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands, Except Share and Per Share Data)

	March 31,	December 31,
	2016	2015
	(Unaudited)
ASSETS
Cash and due from banks	$8,479	$7,088
Interest-bearing deposits in banks	22,007	36,984
Total cash and cash equivalents	30,486	44,072
Federal funds sold	3,000	-
Investment securities available-for-sale, at fair value	199,488	198,843
Investment securities held-to-maturity, at amortized cost	31,978	32,359
Federal Home Loan Bank stock, at cost	730	1,025
Loans, net of allowance for loan losses of $3,375 and $3,781, respectively	263,975	255,432
Premises and equipment, net	15,058	12,084
Cash surrender value of bank-owned life insurance	14,370	14,292
Accrued interest receivable	1,756	1,833
Other real estate owned	5,356	6,038
Other assets	9,385	9,804
Total assets	$575,582	$575,782

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$485,537	$479,258
Accrued interest expense	179	180
Other liabilities	6,693	7,674
Short-term borrowings	446	7,354
Long-term debt	5,000	5,000
Total liabilities	497,855	499,466

Shareholders’ equity:
Common stock, par value $0.01 per share, 10,000,000 shares authorized; 7,329,060 shares issued; 6,038,554 shares outstanding	73	73
Surplus	10,649	9,844
Accumulated other comprehensive income, net of tax	946	536
Retained earnings	86,889	86,693
Less treasury stock: 1,290,506 shares at cost	(20,817)	(20,817)
Noncontrolling interest	(13)	(13)

Total shareholders’ equity	77,727	76,316

Total liabilities and shareholders’ equity	$575,582	$575,782

USBI Reports First Quarter Results

April 29, 2016

UNITED SECURITY BANCSHARES, INC. AND SUBSIDIARIES

INTERIM CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in Thousands, Except Per Share Data)

	Three Months Ended
	March 31,
	2016	2015
	(Unaudited)
Interest income:
Interest and fees on loans	$6,053	$6,135
Interest on investment securities	1,143	1,186
Total interest income	7,196	7,321

Interest expense:
Interest on deposits	523	607
Interest on borrowings	12	7
Total interest expense	535	614

Net interest income	6,661	6,707

Provision (reduction in reserve) for loan losses	167	(166)

Net interest income after provision (reduction in reserve) for loan losses	6,494	6,873

Non-interest income:
Service and other charges on deposit accounts	417	454
Credit insurance income	152	75
Other income	420	762
Total non-interest income	989	1,291

Non-interest expense:
Salaries and employee benefits	4,164	4,192
Net occupancy and equipment	769	823
Other real estate/foreclosure expense, net	117	220
Other expense	2,016	1,742
Total non-interest expense	7,066	6,977

Income before income taxes	417	1,187
Provision for income taxes	100	351
Net income	$317	$836
Basic net income per share	$0.05	$0.14
Diluted net income per share	$0.05	$0.13
Dividends per share	$0.02	$0.02